                                                                    Exhibit 99.2

Press Release

SOURCE: PEMSTAR Inc.

PEMSTAR PLANS VIGOROUS DEFENSE AGAINST SHAREHOLDER COMPLAINT

ROCHESTER, Minn. --(BUSINESS WIRE)-- July 31, 2002 - PEMSTAR Inc. (Nasdaq:
PMTR), a leading provider of global engineering, manufacturing and fulfillment services to technology companies, today announced it received a copy of a shareholder lawsuit seeking class action status, filed in U.S. District Court on July 24, 2002.

The complaint alleges that PEMSTAR and certain of its officers and directors made material misrepresentations about the financial condition of the company, in violation of Federal securities laws.

PEMSTAR believes the allegations are without merit and intends to vigorously defend the lawsuit. The company maintains directors' and officers' insurance to address these types of allegations.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the United States, Mexico, Asia, Europe and South America. The company's service offerings support customers' needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 17 facilities in 15 locations worldwide.

This press release may contain "forward-looking" statements. These forward-looking statements, including statements made by Mr. Berning, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR's Securities and Exchange Commission filings, including but not limited to Exhibit 99 of PEMSTAR's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and PEMSTAR's quarterly reports on Form 10-Q filed with the SEC.

CONTACT:    At PEMSTAR:                       At Padilla Speer Beardsley:
            Al Berning                        Marian Briggs/Matt Sullivan
            CEO                               612/455-1700
            507/535-4076

                                      # # #